UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):	September 1, 2011

Kansas City Southern
__________________________________________
(Exact name of registrant as specified in its charter)

Delaware	1-4717	44-0663509
_____________________ (State or other jurisdiction	_____________ (Commission	______________ (I.R.S. Employer
of incorporation)	File Number)	Identification No.)

427 West 12th Street, Kansas City, Missouri		64105
_________________________________ (Address of principal executive offices)		___________ (Zip Code)

Registrant’s telephone number, including area code:	816-983-1303

Not Applicable
______________________________________________
Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

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Item 1.01 Entry into a Material Definitive Agreement.

On September 1, 2011, Kansas City Southern's wholly-owned indirect subsidiary, Kansas City Southern de Mexico, S.A. de C.V., as borrower ("KCSM"), entered into five (5) Loan Agreements (each a "Loan Agreement", and collectively, the "Loan Agreements") with General Electric Capital Corporation, as lender ("GE"), each with a principal amount of approximately $18.2 million, or approximately $91 million in the aggregate. KCSM used the loan proceeds to finance approximately 88% of the purchase price of seventy five (75) GE AC4400 CW locomotives (the "Locomotives") purchased by KCSM from GE on September 1, 2011. The Locomotives were previously leased by KCSM from GE pursuant to a Lease Agreement between KCSM and GE dated April 30, 1998. This Lease Agreement was terminated in connection with the purchase of the Locomotives by KCSM. To secure the loan from GE, KCSM has transferred legal ownership of the Locomotives to five (5) irrevocable trusts established by KCSM to which GE is the primary beneficiary and KCSM has a right of reversion upon satisfaction of the obligations of the Loan Agreements.

Each Loan Agreement requires KCSM to make thirty eight (38) quarterly principal payments plus interest at an annual rate of 9.31%, which approximates the implicit interest rate in the Lease Agreement. KCSM generated certain tax benefits as a result of purchasing the locomotives. The first payment required by each Loan Agreement is due and payable on September 15, 2011, and the final payment is due and payable on December 15, 2020.

Each Loan Agreement contains representations, warranties and covenants typical of such equipment loans. Each Loan Agreement also contains affirmative and negative covenants that are customary for loan agreements of this type including, but not limited to: providing periodic financial information to GE, maintaining KCSM's legal existence and its railway concession, maintaining proper books and records, complying with laws and KCSM's railway concession, maintaining the Locomotives, taking actions necessary to avoid a change in control from occurring and refraining from (x) changing the nature of KCSM's business, (y) creating any liens upon KCSM's railway concession and (z) terminating or cancelling KCSM's railway concession.

Events of default in each Loan Agreement are customary for transactions of this type and include, but are not limited to, certain payment defaults, certain bankruptcy and liquidation proceedings, making material misrepresentations in each Loan Agreement, failure to perform any covenants or agreements contained in each Loan Agreement, the condemnation, nationalization or expropriation of the Locomotives or a material portion of the assets of KCSM, a material strike resulting in the discontinuance of all railroad operations of KCSM for a period of greater than ninety (90) days, KCSM's railway concession ceasing to grant KCSM the rights originally provided therein, and any action to terminate any of the trust agreements. Subject to applicable cure periods contained in each Loan Agreement, an event of default could trigger acceleration of KCSM's payment obligations under the terms of each Loan Agreement.

Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information included under Item 1.01 hereof is incorporated by reference in this Item 2.03.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Kansas City Southern

September 8, 2011	By:	/s/ Michael W. Upchurch

Name: Michael W. Upchurch
Title: Executive Vice President & Chief Financial Officer (Principal Financial Officer)